Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC.

REPORTS SECOND QUARTER 2021 RESULTS

OKLAHOMA CITY, May 6, 2021 – PHX MINERALS INC., “PHX” or the “Company,” (NYSE: PHX), today reported financial and operating results for the second quarter ended March 31, 2021.

SUMMARY OF RESULTS FOR THE PERIOD ENDED MARCH 31, 2021, AND SUBSEQUENT EVENTS

•

Production volumes for the second fiscal quarter of 2021 were 2,297 Mmcfe, decreased from 2,373 Mmcfe in the second fiscal quarter of 2020 and increased from 2,074 Mmcfe in the first fiscal quarter of 2021.

•

Net loss in the second fiscal quarter of 2021 was $0.5 million, or $0.02 per share, as compared to net loss $20.5 million, or $1.24 per share, in the second fiscal quarter of 2020 and net loss of $0.6 million, or $0.03 per share, in the first fiscal quarter of 2021.

•

Adjusted EBITDA excluding gain on asset sales(1) for the second quarter of 2021 was $3.4 million, increased from $2.4 million in the second fiscal quarter of 2020 and $2.7 million in the first fiscal quarter of 2021.

•

On April 30, 2021, the Company closed on the previously announced acquisition of 2,514 net royalty acres in the SCOOP play of Oklahoma for approximately $8.5 million in cash and 1.2 million shares of PHX stock.

•	Reduced total debt 13% from $27.0 million as of Dec. 31, 2020, to $23.5 million as of March 31, 2021. As of April 30, 2021, debt had been further reduced by $1.75 million to $21.75 million.
•	Debt to adjusted EBITDA (TTM) (1) ratio was 2.34x at March 31, 2021.
•	Approved the payment of a one cent per share dividend payable on June 4, 2021, to stockholders of record on May 20, 2021.

Chad L. Stephens, President and CEO, commented, “PHX continues to achieve excellent results towards its stated objectives of growing the company through the strategic acquisition of producing minerals with line-of-sight development in our core focus areas, high grading our asset base by divesting of lower margin assets outside of our core focus areas and reducing our debt to strengthen our financial position.

“During the quarter, production volumes increased 11% sequentially. Significantly, for the first-time in the last 10 years, royalty production volumes exceeded working interest production volumes, which illuminates our stated mineral-only growth strategy. The increase in our volumes and the improved realized commodity prices, resulted in adjusted EBITDA(1) excluding gain on asset sales of $3.4 million, which was an increase of approximately 26%, or $0.7 million, over the first quarter of fiscal 2021.

“With our improved financial performance, we were able to reduce our debt by $3.5 million, or 13%, from the end of the first quarter of fiscal year 2021, which continues to improve our financial strength. Since the end of the second quarter, we paid down debt an additional $1.75 million, bringing our total borrowings to $21.75 million as of April 30, 2021. We now believe that our Debt to adjusted EBITDA (TTM) (1) will approximate 1.0x by calendar year end 2021. Overall, our credit profile has significantly improved, as compared to one year ago. We believe this puts us in a stronger position to allocate more of our capital to our stated strategy.

“Further, since quarter end, we completed our second equity offering over the last seven months which allowed us to fund our previously announced SCOOP-focused mineral acquisition in Oklahoma. This acquisition closed on Friday, April 30, 2021. We continue to see good deal flow and look forward to keeping you apprised of our efforts to continue to drive shareholder value.”

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

OPERATING HIGHLIGHTS

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Mcfe Sold	2,296,802	2,373,135	4,371,139	4,651,622
Average Sales Price per Mcfe	$3.63	$3.04	$3.38	$3.18
Gas Mcf Sold	1,735,820	1,529,367	3,211,276	3,177,194
Average Sales Price per Mcf	$2.52	$1.64	$2.44	$1.89
Oil Barrels Sold	56,269	93,141	114,945	159,021
Average Sales Price per Barrel	$55.89	$44.99	$47.73	$48.14
NGL Barrels Sold	37,228	47,487	78,365	86,717
Average Sales Price per Barrel	$22.24	$11.05	$18.54	$13.14

Total Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
3/31/2021	1,735,820	56,269	37,228	2,296,802
12/31/2020	1,475,456	58,675	41,138	2,074,334
9/30/2020	1,423,602	55,626	46,737	2,037,779
6/30/2020	1,361,909	55,138	35,169	1,903,752

Royalty Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
3/31/2021	924,969	31,768	19,088	1,230,105
12/31/2020	487,925	27,840	14,948	744,653
9/30/2020	491,234	27,326	20,181	776,276
6/30/2020	544,249	28,468	16,574	814,501

Working Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
3/31/2021	810,851	24,501	18,140	1,066,697
12/31/2020	987,531	30,835	26,190	1,329,681
9/30/2020	932,368	28,300	26,556	1,261,503
6/30/2020	817,660	26,670	18,595	1,089,251

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

FINANCIAL HIGHLIGHTS

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Working Interest Sales	$3,851,478	$3,415,049	$7,759,002	$8,099,785
Royalty Interest Sales	$4,494,347	$3,802,569	$7,011,802	$6,711,671
Natural Gas, Oil and NGL Sales	$8,345,825	$7,217,618	$14,770,804	$14,811,456

Lease Bonuses and Rental Income	$58,554	$22,092	$59,987	$549,791
Total Revenue	$6,079,493	$11,311,287	$12,272,137	$21,887,818

LOE per Mcfe	$0.45	$0.65	$0.47	$0.59
Transportation, Gathering and Marketing per Mcfe	$0.57	$0.57	$0.59	$0.59
Production Tax per Mcfe	$0.19	$0.16	$0.16	$0.15
G&A Expense per Mcfe	$0.90	$0.92	$0.87	$0.95
Interest Expense per Mcfe	$0.12	$0.15	$0.13	$0.15
DD&A per Mcfe	$0.77	$1.42	$0.92	$1.36
Total Expense per Mcfe	$3.00	$3.87	$3.14	$3.79

Net Income (Loss)	$(499,723)	$(20,454,814)	$(1,096,443)	$(18,562,700)
Adj. Pre-Tax Net Income (Loss) (1)	$1,333,989	$(1,338,550)	$1,535,619	$2,527,231
Adjusted EBITDA (1)	$3,379,671	$2,381,541	$6,143,848	$9,573,688

Cash Flow from Operations	$4,205,726	$4,009,901	$4,677,107	$6,108,342
CapEx - Drilling & Completing	$297,015	$34,490	$425,098	$139,755
CapEx - Mineral Acquisitions	$64,758	$81,422	$7,934,504	$10,254,016

Borrowing Base			$29,400,000	$45,000,000
Debt			$23,500,000	$32,000,000
Debt/Adjusted EBITDA (TTM) (1)			2.34	1.14

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

SECOND QUARTER 2021 RESULTS

The Company recorded a second quarter 2021 net loss of $499,723, or $0.02 per share, as compared to a net loss of $20,454,814, or $1.24 per share, in the second quarter 2020. This change in net loss was principally the result of increased natural gas, oil and NGL sales and decreased general and administrative expenses (G&A), lease operating expenses (LOE), transportation, gathering and marketing expenses, depreciation, depletion and amortization (DD&A) and impairment expense, partially offset by a decrease in gain (losses) on derivative contracts and income tax benefit.

Natural gas, oil and NGL revenue increased $1,128,207, or 16%, for the second quarter 2021, compared to the corresponding 2020 quarter due to increases in natural gas, oil and NGL prices of 54%, 24% and 101%, respectively, and an increase in natural gas production volumes of 13%, partially offset by decrease in oil and NGL production volumes of 40% and 22%, respectively.

The decrease in oil production was primarily due to naturally declining production in high-interest wells brought online during the first quarter of 2020 in the Bakken play, as well as reduced drilling and completion activity in 2021, compared to 2020 in the Eagle Ford and SCOOP plays due to prevailing economic conditions. The decrease in NGL production was primarily attributable to production downtime and curtailments in high-interest wells in response to market conditions in the SCOOP and STACK plays, as well as naturally declining production in liquid-rich gas areas of the Anadarko Granite Wash play. Natural gas volumes increased as a result of acquisitions in the Haynesville Shale, which were partially offset by naturally declining production in the Fayetteville Shale, production downtime and curtailments in high-interest wells in response to market conditions in the STACK and SCOOP plays.

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

The Company had a net loss on derivative contracts of $2,348,143 in the 2021 quarter, as compared to a net gain of $4,071,577 in the 2020 quarter. The net loss on derivative contracts in the current period was principally due to the natural gas and oil collars and fixed price swaps being less beneficial in relation to their respective contracted volumes and prices at the beginning of the period, compared to such natural gas and oil collars and fixed price swaps being more beneficial in the comparative period causing a net gain.

The 22% decrease in total cost per Mcfe in the 2021 quarter, relative to the 2020 quarter, was primarily driven by a decrease in DD&A. DD&A decreased $1,595,701, or 47%, in the 2021 quarter to $0.77 per Mcfe, as compared to $1.42 per Mcfe in the 2020 quarter. $108,393 of the decrease was a result of production decreasing 3% in the 2021 quarter and $1,487,308 of the decrease was as a result of a $0.65 decrease in the DD&A rate per Mcfe. The rate decrease was mainly due to impairments taken at the end of the 2020 second quarter, which lowered the basis of the assets. The rate decrease was partially offset by lower natural gas, oil and NGL prices utilized in the reserve calculations during the 2021 quarter, as compared to prices used for the 2020 quarter, shortening the economic life of wells. This resulted in lower projected remaining reserves on a significant number of wells causing increased units of production DD&A.

SIX MONTHS 2021 RESULTS

The Company recorded a six-month net loss of $1,096,443, or $0.05 per share, in the 2021 period, as compared to a net loss of $18,562,700, or $1.12 per share, in the 2020 period. The change in net loss was principally the result of decreased G&A, LOE, transportation, gathering and marketing expenses, DD&A and impairment expense, partially offset by a decrease in natural gas, oil and NGL sales, gain (losses) on derivative contracts, gain on asset sales and income tax benefit.

Natural gas, oil and NGL sales remained relatively consistent with decreases in oil and NGL volumes of 28% and 10%, respectively, partially offset by increases in natural gas and NGL prices of 29% and 41%, respectively.

The decrease in oil production was primarily due to naturally declining production in high-interest wells brought online during the first quarter of 2020 in the Bakken play, as well as reduced drilling and completion activity in 2021, compared to 2020 in the Eagle Ford and SCOOP plays due to prevailing economic conditions. The decrease in NGL production was primarily attributable to production downtime and curtailments in high-interest wells in response to market conditions in the SCOOP play as well as naturally declining production in liquid-rich gas areas of the Anadarko Granite Wash play. Natural gas volumes increased as a result of acquisitions in the Haynesville Shale, which were partially offset by naturally declining production in the Fayetteville Shale, production downtime and curtailments in high-interest wells in response to market conditions in the STACK and SCOOP plays.

The Company had a net loss on derivative contracts of $2,602,179 in the 2021 period, as compared to a net gain of $3,253,683 in the 2020 period. The net loss on derivative contracts in the current period was principally due to the natural gas and oil collars and fixed price swaps being less beneficial in relation to their respective contracted volumes and prices at the beginning of the period, compared to such natural gas and oil collars and fixed price swaps being more beneficial in the 2020 period causing a net gain.

The 17% decrease in total cost per Mcfe in the 2021 period, relative to the 2020 period, was primarily driven by a decrease in DD&A. DD&A decreased $2,290,753, or 36%, in the 2021 period to $0.92 per Mcfe, as compared to $1.36 per Mcfe in the 2020 period. $381,457 of the decrease was a result of production decreasing 6% in the 2021 period and $1,909,296 of the decrease was as a result of a $0.44 decrease in the DD&A rate per Mcfe. The rate decrease was mainly due to impairments taken at the end of the 2020 second quarter, which lowered the basis of the assets. The rate decrease was partially offset by lower natural gas, oil and NGL prices utilized in the reserve calculations during the 2021 period, as compared to prices used for the 2020 period, shortening the economic life of wells. This resulted in lower projected remaining reserves on a significant number of wells causing increased units of production DD&A.

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

OPERATIONS UPDATE

During the quarter ended March 31, 2021, we converted 37 gross and 0.16 net wells in progress to producing wells. Our inventory of wells in progress decreased to 80 gross wells and 0.44 net wells.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
Gross Wells in Progress on PHX Acreage:
As of 12/31/20	45	32	5	2	4	-	25	7	120
Net Change	-3	-19	-2	-	-1	-	-12	-3	-40
As of 3/31/21	42	13	3	2	3	-	13	4	80
Net Wells in Progress on PHX Acreage:
As of 12/31/20	0.09	0.16	-	-	0.14	-	0.16	0.07	0.62
Net Change	-0.01	-0.13	-	-	-	-	-0.03	-0.01	-0.18
As of 3/31/21	0.08	0.03	-	-	0.14	-	0.13	0.06	0.44
Gross Active Permits on PHX Acreage:
As of 12/31/20	29	15	10	7	-	-	-	13	74
Net Change	-15	-4	-4	-4	-	-	-	-7	-34
As of 3/31/21	14	11	6	3	-	-	-	6	40

As of 3/31/21:
Rigs Present on PHX Acreage	1	1	-	-	2	-	1	-	5
Rigs Within 2.5 Miles of PHX Acreage	5	11	1	-	3	-	5	2	27

Leasing Activity

During the second quarter of fiscal 2021, the Company leased 368 net mineral acres for $63,815.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
During Three Months Ended 3/31/21:
Net Mineral Acres Leased	-	1	-	-	41	-	-	326	368
Average Bonus per Net Mineral Acre	-	$1,100	-	-	$483	-	-	$148	$173
Average Royalty per Net Mineral Acre	-	13%	-	-	25%	-	-	18%	18%

ACQUISITION AND DIVESTITURE UPDATE

During the second quarter of fiscal 2021, the Company purchased 18 net royalty acres for $362,486.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
During Three Months Ended 3/31/21:
Net Mineral Acres Purchased	-	-	-	-	-	-	11	-	11
Net Royalty Acres Purchased	-	-	-	-	-	-	18	-	18
Price per Net Royalty Acre	-	-	-	-	-	-	$19,772	-	$19,772
Net Mineral Acres Sold	-	-	-	-	-	-	-	-	-
Net Royalty Acres Sold	-	-	-	-	-	-	-	-	-
Price per Net Royalty Acre	-	-	-	-	-	-	-	-	-

SECOND QUARTER EARNINGS CALL

PHX will host a conference call to discuss second quarter results at 5:00 p.m. EDT on May 6, 2021. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international). A replay of the call will be available for seven days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 40717.

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenues:
Natural gas, oil and NGL sales	$8,345,825	$7,217,618	$14,770,804	$14,811,456
Lease bonuses and rental income	58,554	22,092	59,987	549,791
Gains (losses) on derivative contracts	(2,348,143)	4,071,577	(2,602,179)	3,253,683
Gain on asset sales	23,257	-	43,525	3,272,888
	6,079,493	11,311,287	12,272,137	21,887,818
Costs and expenses:
Lease operating expenses	1,030,651	1,542,199	2,035,063	2,723,870
Transportation, gathering and marketing	1,319,514	1,356,628	2,600,479	2,739,629
Production taxes	443,154	373,754	719,180	701,035
Depreciation, depletion and amortization	1,777,817	3,373,518	4,038,466	6,329,219
Provision for impairment	-	29,545,702	-	29,545,702
Interest expense	267,865	346,573	569,763	717,238
General and administrative	2,059,476	2,174,661	3,790,573	4,397,689
Other expense (income)	(102,261)	40,066	(98,944)	29,136
	6,796,216	38,753,101	13,654,580	47,183,518
Income (loss) before provision (benefit) for income taxes	(716,723)	(27,441,814)	(1,382,443)	(25,295,700)

Provision (benefit) for income taxes	(217,000)	(6,987,000)	(286,000)	(6,733,000)

Net income (loss)	$(499,723)	$(20,454,814)	$(1,096,443)	$(18,562,700)

Basic and diluted earnings (loss) per common share	$(0.02)	$(1.24)	$(0.05)	$(1.12)

Basic and diluted weighted average shares outstanding:
Common shares	22,429,777	16,384,687	22,403,678	16,362,057
Unissued, directors' deferred compensation shares	178,597	139,390	177,923	186,443
	22,608,374	16,524,077	22,581,601	16,548,500

Dividends declared per share of
common stock and paid in period	$0.01	$0.04	$0.02	$0.08

Dividends declared per share of
common stock and to be paid in quarter ended June 30	$0.01	$-

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

Balance Sheets

	March 31, 2021	Sept. 30, 2020
Assets
Current assets:
Cash and cash equivalents	$1,270,482	$10,690,395
Natural gas, oil, and NGL sales receivables (net of $0	4,712,793	2,943,220
allowance for uncollectable accounts)
Refundable income taxes	2,448,871	3,805,227
Other	752,248	351,088
Total current assets	9,184,394	17,789,930

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	329,708,071	324,886,491
Non-producing natural gas and oil properties	21,012,897	18,993,814
Other	582,444	582,444
	351,303,412	344,462,749
Less accumulated depreciation, depletion and amortization	(265,863,136)	(263,590,801)
Net properties and equipment	85,440,276	80,871,948

Operating lease right-of-use assets	649,500	690,316
Other, net	593,150	669,641
Total assets	$95,867,320	$100,021,835

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$672,507	$997,637
Derivative contracts, net	3,000,530	281,942
Current portion of operating lease liability	129,672	127,108
Accrued liabilities and other	1,382,066	1,297,363
Short-term debt	-	1,750,000
Total current liabilities	5,184,775	4,454,050

Long-term debt	23,500,000	27,000,000
Deferred income taxes, net	1,041,007	1,329,007
Asset retirement obligations	2,927,662	2,897,522
Derivative contracts, net	625,179	425,705
Operating lease liability, net of current portion	856,142	921,625

Stockholders' equity:
Class A voting common stock, $0.01666 par value; 36,000,500
shares authorized; 22,825,226 issued at March 31, 2021, and
Class A voting common stock, $0.01666 par value;
24,000,500 shares authorized; 22,647,306 issued at September 30, 2020	380,268	377,304
Capital in excess of par value	11,150,749	10,649,611
Deferred directors' compensation	1,633,939	1,874,007
Retained earnings	54,402,724	56,244,100
	67,567,680	69,145,022
Less treasury stock, at cost; 390,267 shares at March 31,
2021, and 411,487 shares at Sept. 30, 2020	(5,835,125)	(6,151,096)
Total stockholders' equity	61,732,555	62,993,926
Total liabilities and stockholders' equity	$95,867,320	$100,021,835

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

Condensed Statements of Cash Flows

	Six Months Ended March 31,
	2021	2020
Operating Activities
Net income (loss)	$(1,096,443)	$(18,562,700)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	4,038,466	6,329,219
Impairment of producing properties	-	29,545,702
Provision for deferred income taxes	(288,000)	(4,711,000)
Gain from leasing fee mineral acreage	(57,493)	(544,979)
Proceeds from leasing fee mineral acreage	64,047	559,462
Net (gain) loss on sales of assets	(62,097)	(3,265,449)
Directors' deferred compensation expense	100,254	140,130
Total (gain) loss on derivative contracts	2,602,179	(3,253,683)
Cash receipts (payments) on settled derivative contracts	315,883	1,530,912
Restricted stock awards	284,148	491,616
Other	31,544	7,225
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(1,732,801)	1,168,943
Other current assets	(388,864)	(232,349)
Accounts payable	(340,404)	117,561
Income taxes receivable	1,356,356	(2,072,428)
Other non-current assets	56,545	50,010
Accrued liabilities	(206,213)	(1,189,850)
Total adjustments	5,773,550	24,671,042
Net cash provided by operating activities	4,677,107	6,108,342

Investing Activities
Capital expenditures	(425,098)	(139,755)
Acquisition of minerals and overrides	(7,934,504)	(10,254,016)
Proceeds from sales of assets	21,000	3,376,049
Net cash provided (used) by investing activities	(8,338,602)	(7,017,722)

Financing Activities
Borrowings under Credit Facility	-	5,561,725
Payments of loan principal	(5,250,000)	(8,986,725)
Net proceeds from equity issuance	(53,482)	-
Purchases of treasury stock	-	(7,635)
Payments of dividends	(454,936)	(1,319,899)
Net cash provided (used) by financing activities	(5,758,418)	(4,752,534)

Increase (decrease) in cash and cash equivalents	(9,419,913)	(5,661,914)
Cash and cash equivalents at beginning of period	10,690,395	6,160,691
Cash and cash equivalents at end of period	$1,270,482	$498,777

Supplemental Schedule of Noncash Investing and Financing Activities

Dividends declared and unpaid	$289,997	$-
Additions to asset retirement obligations	$-	$4

Gross additions to properties and equipment	$8,759,616	$10,229,121
Equity offering used for acquisitions	(250,000)	-
Net (increase) decrease in accounts payable for properties
and equipment additions	(150,014)	164,650
Capital expenditures and acquisitions	$8,359,602	$10,393,771

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

Proved Reserves

	Proved Reserves SEC Pricing
	March 31, 2021	Sept. 30, 2020
Proved Developed Reserves:
Mcf of Gas	47,482,766	40,924,083
Barrels of Oil	1,096,654	1,148,989
Barrels of NGL	1,170,146	1,135,864
Mcfe (2)	61,083,566	54,633,201
Proved Undeveloped Reserves:
Mcf of Gas	2,403,400	1,448,690
Barrels of Oil	91,910	184,668
Barrels of NGL	27,920	83,993
Mcfe (2)	3,122,380	3,060,656
Total Proved Reserves:
Mcf of Gas	49,886,166	42,372,773
Barrels of Oil	1,188,564	1,333,657
Barrels of NGL	1,198,066	1,219,857
Mcfe (2)	64,205,946	57,693,857

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$40,765,559	$33,270,804
Proved Undeveloped	3,913,169	5,659,479
Total	$44,678,728	$38,930,283
SEC Pricing
Gas/Mcf	$1.96	$1.62
Oil/Barrel	$37.52	$40.18
NGL/Barrel	$10.95	$9.95

Proved Reserves - Projected Future Pricing (3)

10% Discounted Estimated Future	Proved Reserves
Net Cash Flows (before income taxes):	March 31, 2021	Sept. 30, 2020
Proved Developed	$73,345,570	$63,648,347
Proved Undeveloped	5,830,561	7,197,350
Total	$79,176,131	$70,845,697

(2) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis
(3) Projected futures pricing as of March 31, 2021 and Sept. 30, 2020 basis adjusted to Company wellhead price

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

Derivative Contracts as of May 3, 2021

Period				Collar Average	Collar Average
(Calendar Year)	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
Remaining 2021	Natural Gas	1,961,000		$2.35	$3.04
Remaining 2021	Natural Gas	1,025,000	$2.81
2022	Natural Gas	2,200,500		$2.40	$3.12
2022	Natural Gas	377,500	$2.61
2023	Natural Gas	86,000		$2.25	$2.96
2023	Natural Gas	84,000	$2.56

Remaining 2021	Crude Oil	27,500		$36.78	$45.14
Remaining 2021	Crude Oil	79,000	$39.61
2022	Crude Oil	68,500		$40.25	$50.35
2022	Crude Oil	59,000	$41.51

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. Adjusted EBITDA is not a measure of financial performance under GAAP. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated:

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net Income (Loss)	$(499,723)	$(20,454,814)	$(1,096,443)	$(18,562,700)
Plus:
Unrealized (gains) losses on derivatives	2,050,712	(3,442,438)	2,918,062	(1,722,771)
Income Tax Expense (Benefit)	(217,000)	(6,987,000)	(286,000)	(6,733,000)
Interest Expense	267,865	346,573	569,763	717,238
DD&A	1,777,817	3,373,518	4,038,466	6,329,219
Impairment	-	29,545,702	-	29,545,702
Adjusted EBITDA	$3,379,671	$2,381,541	$6,143,848	$9,573,688

Adjusted EBITDA Excluding Gain on Asset Sales Reconciliation

Adjusted EBITDA excluding gain on asset sales is defined as the adjusted EBITDA less gains on asset sales. We have included a presentation of adjusted EBITDA excluding gain on asset sales because we recognize that certain investors consider this amount a

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The adjusted EBITDA excluding gain on asset sales has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA excluding gain on asset sales may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA and of the resulting adjusted EBITDA excluding gain on asset sales for the periods indicated:

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended	First Quarter Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020	Dec. 30, 2020
Net Income (Loss)	$(499,723)	$(20,454,814)	$(1,096,443)	$(18,562,700)	$(596,720)
Plus:
Unrealized (gains) losses
on derivatives	2,050,712	(3,442,438)	2,918,062	(1,722,771)	867,350
Income Tax Expense
(Benefit)	(217,000)	(6,987,000)	(286,000)	(6,733,000)	(69,000)
Interest Expense	267,865	346,573	569,763	717,238	301,898
DD&A	1,777,817	3,373,518	4,038,466	6,329,219	2,260,649
Impairment	-	29,545,702	-	29,545,702	-
Adjusted EBITDA	$3,379,671	$2,381,541	$6,143,848	$9,573,688	$2,764,177

Gain on asset sales	23,257	-	43,525	3,272,888	20,268
Adjusted EBITDA excluding
Gain on asset sales	$3,356,414	$2,381,541	$6,100,323	$6,300,800	$2,743,909

Debt/Adjusted EBITDA (TTM) Reconciliation

Debt/adjusted EBITDA (TTM) is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (“TTM”) basis. We have included a presentation of debt/adjusted EBITDA (TTM) because we recognize that certain investors consider such ratios a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The debt/adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt/adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA on a TTM basis, and of the resulting debt/adjusted EBITDA (TTM) ratio:

	TTM Ended	TTM Ended
	March 31, 2021	March 31, 2020
Net Income (Loss)	$(6,485,780)	$(70,112,244)
Plus:
Unrealized (gains) losses on derivatives	7,842,624	(3,399,709)
Income Tax Expense (Benefit)	(1,842,000)	(23,655,000)
Interest Expense	1,139,313	1,687,873
DD&A	9,023,030	17,088,140
Impairment	358,826	106,370,039
Adjusted EBITDA	$10,036,013	$27,979,099

Debt	$23,500,000	$32,000,000
Debt/Adjusted EBITDA	2.34	1.14

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PHX Minerals Inc.

Reports Second Quarter 2021 Results …cont.

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision for impairment, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated:

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net Income (Loss)	$(499,723)	$(20,454,814)	$(1,096,443)	$(18,562,700)
Plus:
Impairment	-	29,545,702	-	29,545,702
Unrealized (gains) losses on derivatives	2,050,712	(3,442,438)	2,918,062	(1,722,771)
Income Tax Expense (Benefit)	(217,000)	(6,987,000)	(286,000)	(6,733,000)
Adjusted Pre-Tax Net Income (Loss)	$1,333,989	$(1,338,550)	$1,535,619	$2,527,231

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 255,000 net mineral acres principally located in Oklahoma, Texas, North Dakota, New Mexico and Arkansas. Additional information on PHX can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Company’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our ability to execute our business strategies; the volatility of realized natural gas and oil prices; the level of production on our properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; our ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which we invest; and other economic, competitive, governmental, regulatory or technical factors affecting our properties, operations or prices. Although the Company believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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